Exhibit 10.2
December 17, 2008
AMENDMENT TO CHANGE OF CONTROL AGREEMENT AND NON-COMPETITION AGREEMENT
     THIS AMENDMENT TO CHANGE OF CONTROL AGREEMENT AND NON-COMPETITION AGREEMENT (“Amendment”) by and between Agilysys, Inc., formerly known as Pioneer-Standard Electronics, Inc., an Ohio corporation (the “Company”), and Peter J. Coleman (the “Employee”), is effective as of the execution date below.
     WHEREAS, the Company and the Employee are parties to a Change of Control Agreement dated as of February 25, 2000, as subsequently amended (the “Change of Control Agreement”); and
     WHEREAS, the Company and the Employee are parties to a Non-Competition Agreement dated as of February 25, 2000, as subsequently amended (the “Non-Competition Agreement”); and
     WHEREAS, the Employee was terminated by the Company without cause effective October 21, 2008, and, as a result of such termination, the Employee is entitled to severance payments under Section 3 of the Non-Competition Agreement (the “Severance Payments”); and
     WHEREAS, the Company and the Employee desire that certain modifications be made to the Change of Control Agreement and Non-Competition Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to confirm further the terms of the Employee’s Severance Payments; and
     WHEREAS, Section 8(c) of the Change of Control Agreement and the Non-Competition Agreement permit the parties thereto to amend such agreements in a writing signed by each party.
     NOW, THEREFORE, in consideration of the parties’ mutual desire to modify the Change of Control Agreement and the Non-Competition Agreement, the parties agree as follows effective as of the date of execution of this Amendment:
PART I — CHANGE OF CONTROL AMENDMENT
     1. Part I of this Amendment shall amend the terms of the Change of Control Agreement as set forth herein. Capitalized terms not otherwise defined in this Part I shall have the meanings ascribed to them in the Change of Control Agreement.
     2. Effective as of October 21, 2008 (the date of the Employee’s “separation from service” from the Company within the meaning of Section 409A of the Code), the Change of Control Agreement is hereby terminated in its entirety and shall no longer be of any force and effect, and the Employee shall not be entitled to any benefit or amount hereunder.

PART II — NON-COMPETITION AMENDMENT
     1. Part II of this Amendment shall amend the terms of the Non-Competition Agreement as set forth herein. Capitalized terms not otherwise defined in this Part II shall have the meanings ascribed to them in the Non-Competition Agreement.
     2. The Non-Competition Agreement is hereby amended by providing that all references to “termination of employment” or forms and derivations thereof shall refer to events which constitute a “separation from service” as defined under and for purposes of Section 409A of the Internal Revenue Code of 1986, as amended.
     3. The Non-Competition Agreement is hereby amended by the addition of the following paragraph to the end of Section 3 entitled “Duration”:
“For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Severance Payments are intended to constitute the right to a series of separate payments. Any Severance Payments made during the first six months following Employee’s termination of employment without cause from the Company are intended to fit into the “separation pay due to involuntary separation from service” exception under Treas. Reg. Section 1.409A-1(b)(9)(iii), subject to any limits contained therein.”
     4. The Non-Competition Agreement is hereby amended by the addition of a new Section 3A as follows:
“3A. PROVISION OF SEVERANCE PAYMENT “BENEFIT COVERAGE”. As of October 21, 2008 and through October 20, 2010, Employee is entitled to the “benefit coverage” provided on Attachment A. It is the intention of the Company and Employee that the provision of such benefits fits into exemptions from Section 409A of the Code or otherwise complies with Section 409A of the Code, including, but not limited to, the following:
     Reimbursements paid or in-kind benefits provided from October 21, 2008 through October 20, 2010 will be paid in accordance with Treas. Reg. Section 1.409A-1(b)(9)(v); provided, however, that from the end of the COBRA continuation coverage period through October 20, 2010, any reimbursements provided for health coverage under this Section 3A will be paid at the same time as payments are made for active employees of the Company and, in any event, will be paid no later than the end of the taxable year following the taxable year in which such expense was incurred. The amounts eligible for reimbursement or the in-kind benefits provided regarding such health coverage during any one taxable year may not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.”
     5. The Non-Competition Agreement is hereby amended by the deletion of Section 5 entitled “NONCOMPETITION” in its entirety and the substitution of the following new Section 5:
“5. NONCOMPETITION. Employee agrees that, in exchange for adequate consideration the sufficiency of which Employee does hereby agree to and acknowledge, including, but not limited to, the retirement benefits under the Company’s Supplemental Executive Retirement Plan, as a result of Employee’s termination of employment without cause from the Company, Employee will not, without the prior written consent of the Company, be employed by, own, manage, operate or control, or participate, directly or indirectly, in the ownership, management, operation, or control of, or be connected with (whether as a director, officer, employee, partner, consultant, or otherwise), any business which competes with the business of the Company, including but not limited to the sale of information technology products, software and services, enterprise computer systems, and related consulting, integration, maintenance and professional services for the duration of the Noncompetition Period. For purposes of this Agreement, “Noncompetition Period” shall refer to the full period of time during which Employee is receiving the Severance Payments, commencing on the effective date of Employee’s termination of employment with the Company.”
     6. The Non-Competition Agreement is hereby amended by the deletion of Section 8 entitled “PREEMPTION IN THE EVENT OF CHANGE IN CONTROL” in its entirety.
     7. The Non-Competition Agreement is hereby amended by the addition of a new Section 14 as follows:
“14. SECTION 409A OF THE CODE. The parties intend that this Agreement be, at all relevant times, in compliance with (or exempt from) Section 409A of the Code and all other applicable laws, and this Agreement shall be so interpreted and administered. In addition to the general amendment rights of the Company with respect to the Agreement, the Company specifically retains the unilateral right (but not the obligation) to make, prospectively or retroactively, any amendment to this Agreement or any related document as it deems necessary or desirable to more fully address issues in connection with compliance with (or exemption from) Section 409A of the Code and other laws. In no event, however, shall this section or any other provisions of this Agreement be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Agreement. Except as may be provided in another agreement to which the Company is bound, the Company and its affiliates shall have no responsibility for tax or legal consequences to Employee (or Employee’s beneficiaries) resulting from the terms or operation of this Agreement.”
     IN WITNESS WHEREOF, the parties have executed this Amendment to Change of Control Agreement and Non-Competition Agreement as of the date below written.

EMPLOYEE	COMPANY

/s/ Robert J. Bailey	By:	/s/ Richard A Sayers, II
Robert J. Bailey		Name:	Richard A. Sayers, II
		Its:	EVP, Chief Human Resources and Compliance Officer

Dated: December 17, 2008